Exhibit 99.1

Entrepreneur Craig Hall Invests Up to $5 million in Calpian, Inc. to Fund U.S. Growth Initiatives and Money-on-Mobile, India’s Leading Mobile Payments Company

Hall Financial Group Chairman and Founder invests in Calpian as global payment processing and mobile payments technology innovator drives compelling growth in U.S. and India

DALLAS – March 11, 2014 – Calpian, Inc. (OTCBB: CLPI) announced today that lifelong entrepreneur and investor Craig Hall, through one of his affiliates, has agreed to invest up to $5 million, which included an initial funding of $1 million, in Calpian, Inc. to fund U.S. growth initiatives and the company’s subsidiary Money-on-Mobile, the market leading mobile payments service in India.

Money-on-Mobile is a pre-paid mobile payment solution that provides a vital service to Indian consumers - many of whom do not have bank accounts or access to traditional forms of credit. With Money-on-Mobile, consumers can use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality.

According to the Telecom Regulatory Authority of India, there are 903.7 million cell phone subscribers in India, and the country is adding 9.9 million new subscribers per month. In India, Money-on-Mobile has served over 84.3 million unique phone number customers to date and over 179,000 retail partners offering the service.

“The global market for mobile payments is rapidly expanding with India being the most compelling market of all,” said Craig Hall, chairman and founder of Hall Financial Group. “Calpian’s technology is providing a range of new financial solutions that will make a difference in the lives of a large group of consumers in a country I have always found fascinating. With this investment, we hope to help expand Money-on-Mobile’s already successful presence in India.”

“We are very pleased to have an entrepreneur of Craig Hall’s stature and track record of success make a strategic investment in Calpian to fund our growth initiatives,” said Harold Montgomery, CEO of Calpian.

“Craig has agreed to advise the company on financial matters for a period of three years, and I look forward to working with him to bring his experience and expertise to Calpian for the benefit of the company and all our shareholders,” added Shashank Joshi, CEO of Money-on-Mobile.

Hall’s investment takes the form of a Series C preferred stock which can convert into the Company’s common stock on the same terms as the company’s next equity raise.

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About Craig Hall

Craig Hall’s distinguished career in business and as an author, civic leader and philanthropist reflects the highest qualities of entrepreneurship. He formed Hall Financial Group in 1968 at age 18 with $4,000 saved from small ventures begun at age 10. Today, the Company’s diversified business interests include real estate ownership, development and management; software application development, structured finance lending for real estate and other areas; vineyards and wineries; and oil and gas. In addition, Hall Financial Group maintains a portfolio of stocks, bonds and venture capital in a broad range of industries.

About Hall Financial Group

Founded in 1968, Hall Financial Group is owned by Craig Hall and family. Primary areas of business focus include commercial real estate development, ownership and management; software application development; structured finance lending for real estate and other areas; vineyards and wineries; and oil and gas. Hall Financial Group is currently completing construction on its 16th office building at Hall Office Park in Frisco, TX; has begun construction on Phase I of its mixed-use Hall Arts development in the Dallas Arts District; and recently opened a new visitor center at its HALL St. Helena winery in Napa Valley. For more information, see www.hallfinancial.com.

About Calpian, Inc. (CLPI) and Money on Mobile (India)

Calpian (OTCB: CLPI) is a global payment processing and mobile payments technology company offering transaction processing services in the US, and leading international mobile payments solutions in India through its subsidiary, Money-on-Mobile. Since April 2012, Money-on-Mobile, a pre-paid mobile payment solution, has been accessed by approximately 84 million unique telephone number customers at over 179,000 retail locations in India. Calpian’s management team has over 70 years in combined experience in the payments business. Calpian’s CEO, Harold Montgomery, is a recognized industry leader who has provided expert testimony to the US Congress and Federal Reserve Bank on payments-related issues and regularly appears in numerous industry publications, such as Transaction World Magazine. For more information, see http://www.calpian.com

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Note to Investors:

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on April 8, 2013 and the Form 10-Q filed on August 14, 2013 and November 14, 2013. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.